UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(RULE 14C-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Greenhold Group, Inc.
(Name of Registrant As Specified In Its Charter)

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Greenhold Group, Inc.

835 Bill Jones Industrial Drive

Springfield, Tennessee 37172

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Greenhold Group, Inc., a Florida corporation (the “Company”), in lieu of an Annual Meeting in connection with the following proposals (the “Proposals”):

1.	To approve an amendment to the Company’s Articles of Incorporation changing the name of the Company from Greenhold Group, Inc. to Datrek Miller International, Inc. (the “Name Change”); and

2.	To effectuate a reverse split of the Company’s issued and outstanding shares of Common Stock, in the amount of 1 share for every 35 shares outstanding as of the Record Date defined below (the “Reverse Split.”

This Information Statement is being sent in lieu of a special meeting. The Company has adopted the Proposals by the written consent of stockholders holding a majority of the voting power of the Company.

The Company’s Board of Directors approved and recommended, pursuant to a written consent dated October 25, 2004, that the Proposals be accepted including the form of Articles of Amendment (“Amendment”) to effectuate the Name Change and the Reverse Split. The Company’s stockholders holding a majority of the voting power of the Company approved the Proposals, pursuant to a written consent dated October 25, 2004. The form of Amendment is attached hereto as Exhibit A. The Proposal will become effective on the filing of the Amendment with the Secretary of State of Florida, on or about November 12, 2004 (the “Effective Date”). If the Proposals were not adopted by written consent, it would have been required to be considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for the specific purpose of approving the Proposals.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by Section 607.0704 of the Florida Business Corporation Act (the “FBCA”) and Article II, Section 6 of the Company’s Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. Pursuant to FBCA Section 607.1003, a majority of the voting power is required in order to amend the Company’s Articles of Incorporation. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

On October 25, 2004, Stanford Venture Capital Holdings, Inc. (“Stanford”) the holder of 74,900,000 shares of common stock of the Company, Ryan Holdings, Inc. (f/k/a Datrek Professional Bags, Inc.) the holder of 77,000,000 shares of common stock of the Company and Miller Holdings, LLC (f/k/a Miller Golf Company, LLC) the holder of 105,000,000 shares of common stock of the Company gave their written consent to the Proposals. The affirmative consent of Stanford, Ryan Holdings, Inc. and Miller Holdings, LLC collectively represent approval of the Proposals by the holders of an aggregate of approximately 90% of the Company’s voting power. It is proposed that this Information Statement will be first sent to the stockholders on or about November 12, 2004. The record date established by the Company for purposes of determining the number of outstanding shares of common stock, and thus the voting power, is October 25, 2004 (the “Record Date”).

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the FBCA. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the FBCA are afforded to the Company’s stockholders as a result of the adoption of the Proposals.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 285,675,040 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stanford, Ryan Holdings, Inc. and Miller Holdings, LLC have voted an aggregate 256,900,000 shares of common stock in favor of the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date, but reflecting the Reverse Split, with respect to (i) each person known to the Company to be the beneficial owner of more than 5% of the Company’s Common Stock; (ii) each director of the Company; (iii) each person intending to file a written consent to the adoption of the Amendment described herein; and (iv) all directors, executive officers and designated stockholders of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. Unless otherwise indicated, the business address of each person listed is 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172.

Name	Shares Beneficially Owned	Percent of Shares Outstanding(1)
Stanford Venture Capital Holdings, Inc.(2)	74,900,000	26.2%
Miller Holdings, LLC (f/k/a Miller Golf Company, LLC)	105,000,000	36.7
Ryan Holdings, Inc.(3) (f/k/a Datrek Professional Bags, Inc.)	77,000,000	26.9
Michael S. Hedge	0	0
Deborah Ryan	0	0
All executive officers, directors and designated stockholders as a group (5 persons)	256,900,000	89.8%

(1)	Based on 285,675,040 shares of common stock issued and outstanding.
(2)	Beneficial stockholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.
(3)	Ryan Holdings, Inc. is owned by Dennis and Deborah Ryan. Dennis Ryan is the President of Datrek Professional Bags, Inc., a wholly owned subsidiary of the Company. Deborah Ryan is the Chief Operating Officer of the Company.

Proposal 1

AMENDMENT TO ARTICLES OF INCORPORATION

On October 25, 2004, our Board of Directors unanimously executed a written consent authorizing and recommending that our stockholders approve a proposal to effect the Name Change. Concurrently, Company stockholders holding a majority of the voting power of the Company executed a written consent authorizing and approving the proposal to affect the Name Change. The Name Change will become effective upon filing of the Amendment to our Articles of Incorporation with the Florida Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

Purpose of the Proposed Name Change

The Board believes that the new name, Datrek Miller International, Inc., will reflect our change in business. Our Board believes that the new name will promote public recognition and more accurately reflect our intended business Focus.

Proposal 2

AMENDMENT TO ARTICLES OF INCORPORATION TO EFFECT A

1 FOR 35 REVERSE SPLIT

On October 25, 2004, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to affect the Reverse Split by adopting the Amendment. Concurrently, Company stockholders holding a majority of the voting power of the Company executed a written consent authorizing and approving the proposal to effect the Reverse Split. Pursuant to the Reverse Split, each 35 of the outstanding shares of our Common Stock on the date of the Reverse Split (the “Old Shares”) will be automatically converted into 1 share of our Common Stock (the “New Shares”). The Reverse Split will not alter the number of shares of our Common Stock we are authorized to issue, but will simply reduce the number of shares of our Common Stock issued and outstanding. We have no current plans to issue any of the authorized but unissued shares of our common stock created by the Reverse Split. The Reverse Split will become effective upon filing of the Amendment with the Florida Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

Purpose and Effect of Proposed Reverse Split

The Board believes the Reverse Split is desirable because by reducing the number of shares of our Common Stock issued and outstanding it will raise the trading price of our Common Stock. Our Board believes that the higher share price which should initially result from the Reverse Split could help generate interest in us among investors and thereby assist us in raising future capital to fund our operations. We currently have no present intent to issue any additional shares of our Common Stock.

The effect of the Reverse Split upon the market price for our Common Stock cannot be predicted. There can be no assurance that the market price per New Share of our Common Stock after the Reverse Split will rise in proportion to the reduction in the number of Old Shares of our Common Stock outstanding resulting from the Reverse Split. The market price of our Common Stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

The Reverse Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, except to the extent that the Reverse Split results in any of our stockholders owning a fractional share. In lieu of issuing fractional shares, we will issue any stockholder who otherwise would have been entitled to receive a fractional share as a result of the Reverse Split one share of our Common Stock. The Reverse Split may result in certain of our stockholders owning “odd lots” (i.e., a number of shares of our common stock not divisible by 100). Stockholders owning “odd lots” may experience difficulty selling their shares in the open market.

The Reverse Split will have the following effects upon the number of shares of our Common Stock outstanding and the number of authorized and unissued shares of our Common Stock:

•	The number of shares owned by each holder of Common Stock will be reduced by a ratio of 35 to 1;

•	The number of shares of Common Stock we are authorized to issue will remain the same;

•	The per share loss and net book value of our Common Stock will be increased because there will be fewer shares of our Common Stock outstanding;

•	The par value of the Common Stock will remain $0.001 per share;

•	The stated capital on our balance sheet attributable to the Common Stock will be reduced to 1/35 of its present amount and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced; and

•	All outstanding warrants entitling the holders thereof to purchase shares of Common Stock will enable such holders to purchase, upon exercise of their warrants, 1/35 of the number of shares of Common Stock which such holders would have been able to purchase upon exercise of their options immediately preceding the Reverse Split, at the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the Reverse Split.

Manner of Effecting the Reverse Split and Exchange Stock Certificates

The Reverse Split will be affected by the filing of an Articles of Amendment to our Articles of Incorporation with the Secretary of the State of Florida. The Reverse Split will become effective on the Effective Date. As soon as practicable after the Effective Date, we will send a letter of transmittal to each holder of record of Old Shares outstanding on the Effective Date. The letter of transmittal will contain instructions for the surrender of certificates representing the Old Shares. Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the Old Shares, a stockholder will be entitled to receive a certificate representing the number of the New Shares into which his Old Shares have been reclassified as a result of the Reverse Split. Stockholders should not submit any certificates until requested to do so. No new certificate will be issued to a stockholder until such stockholder has surrendered his outstanding certificates together with the properly completed and executed letter of transmittal. Until so surrendered, each outstanding certificate representing the Old Shares will be deemed for all corporate purposes after the Effective Date to evidence ownership of the New Shares in the appropriately reduced number.

No Rights of Appraisal

Under the laws of the State of Florida, our dissenting stockholders are not entitled to appraisal rights with respect to our proposed Amendment to effect the Reverse Split, and we will not independently provide our stockholders with any such right.

Certain Federal Income Tax Consequences

We believe that the federal income tax consequences of the Reverse Split to holders of Old Shares and holders of New Shares will be as follows:

•	No gain or loss will be recognized by a stockholder on the surrender of the Old Shares or receipt of a certificate representing New Shares.

•	The aggregate tax basis of the New Shares will equal the aggregate tax basis of the Old Shares exchanged therefore.

•	The holding period of the New Shares will include the holding period of the Old Shares if such Old Shares were held as capital assets.

•	The conversion of the Old Shares into the New Shares will produce no gain or loss to us.

Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.

Our beliefs regarding, the tax consequence of the Reverse Split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.

This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities.

The state and local tax consequences of the Reverse Split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

STOCKHOLDER PROPOSALS

Proposals of stockholders of the Company which are intended to be presented by such stockholders at the annual meeting of stockholders to be held in 2005 must be received by the Company no later than 120 days prior to the time the Company begins to print and mail its proxy materials, in order to have them included in the proxy statement and form of proxy relating to that meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael S. Hedge
Michael S. Hedge, Chief Executive Officer

Exhibit A

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION OF

GREENHOLD GROUP, INC.

Greenhold Group, Inc., a corporation organized and existing under the laws of the State of Florida (the “Corporation”), and in accordance with the applicable provisions of Section 607.1003 of the Florida Business Corporation Act (“FBCA”):

FIRST: That the following resolutions were adopted by the Corporation’s Board of Directors and the holders of a majority of the voting capital stock of the Corporation:

WHEREAS, the Corporation is authorized to issue up to 1,000,000,000 shares of Common Stock, par value $.001 per share; and

WHEREAS, the Corporation currently has 285,675,040 shares of Common Stock issued and outstanding;

NOW, THEREFORE, BE IT RESOLVED, that Article I of the Corporation’s Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

“ARTICLE I—NAME

The name of this Corporation is Datrek Miller International, Inc. Its principal office address and business mailing address is 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172, Attention: Michael S. Hedge.”

FURTHER RESOLVED, that the Corporation shall effect a reverse split of its Common Stock on a ratio of 35 for one (35:1) by decreasing the number of its issued and outstanding shares of its Common Stock held by its stockholders of record on October 25, 2004, from 285,675,040 shares to approximately 8,173,570 shares, subject to rounding as set forth below; and

FURTHER RESOLVED, that Article III of the Corporation’s Articles of Incorporation, as amended, is hereby deleted in its entirety and replaced with the following:

“ARTICLE III

CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 1,000,000,000 non-assessable shares of common stock (the “Common Stock”) with a par value of $0.001 per share.

The Common Stock shall have unlimited voting rights provided in the Florida Business Corporation Act. None of the shares of the Corporation shall carry with them the pre-emptive right to acquire additional or other shares of the Corporation. There shall be no cumulative voting of shares.”

On the date of filing of these Articles of Amendment with the Secretary of State of the State of Florida, every thirty-five (35) issued and outstanding shares of the

Corporation’s previously authorized Common Stock, par value $.001 per share (the “Old Common Stock”) shall be reclassified and converted into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $.001 (the “New Common Stock”). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, however, that each person of record on October 25, 2004, holding a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of stock certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled. No cash will be paid or distributed as a result of aforementioned reverse stock split of the Corporation’s Common Stock, and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the stock split will be rounded up to the nearest whole share.

THIRD: The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to FBCA Section 607.0821 by the Board of Directors of the Corporation by unanimous written consent dated October 25, 2004, and was adopted pursuant to FBCA Section 607.1003 by the holders of a majority of the Company’s issued and outstanding shares of capital stock entitled to vote on the matter by written consent of such stockholders dated October 25, 2004. Therefore, the number of votes cast was sufficient for approval.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Articles of Incorporation to be executed by its duly authorized officer.

Dated:	November , 2004.

Michael S. Hedge Chief Executive Officer